Exhibit 10.3

AECOM

STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK UNITS

FOR NON-EMPLOYEE DIRECTORS

These Standard Terms and Conditions apply to any Award of restricted stock units granted to a non-employee director of AECOM, a Delaware corporation (the “Company”) on or after [   ], 2016, under the AECOM 2016 Stock Incentive Plan, as may be amended from time to time (the “Plan”), which are evidenced by a Term Sheet or an action of the Administrator that specifically refers to these Standard Terms and Conditions.

1.             TERMS OF RESTRICTED STOCK UNITS

The Company has granted to the Participant named in the term sheet provided to said Participant herewith, otherwise provided electronically or included on the stock administrator’s online grant summary page (the “Term Sheet”) an award of a number of restricted stock units (the “Award”) specified in the Term Sheet.  Each restricted stock unit represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), together with cash in an amount equivalent to dividends paid or made by the Company with respect to such share of Common Stock (a “Dividend Equivalent”) upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan, each as amended from time to time.  For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary, as such term is defined in the Plan.

2.             VESTING OF RESTRICTED STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Term Sheet and these Standard Terms and Conditions.  After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Term Sheet; provided that (except as set forth in Section 5 below) the Participant does not experience a termination of service (as defined below).  Each date on which restricted stock units subject to the Award vest is referred to herein as a “Vesting Date.”  Notwithstanding anything herein or in the Term Sheet to the contrary, if a Vesting Date is not a business day, the applicable portion of the Award shall vest on the prior business day.  Restricted stock units granted under the Award that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  Restricted stock units granted under the Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”  Dividend Equivalents shall accrue and remain unvested with respect to Unvested Units and shall vest, if at all, at the same time or times as the Unvested Units to which the Dividend Equivalents relate.  Dividend Equivalents shall not accrue interest.

Notwithstanding anything herein to the contrary, in connection with any Transaction, Section 12 of the Plan shall apply to the Award, except as otherwise provided in any individual agreement between the Participant and the Company in effect at the time of the Transaction or any Company benefit plan or written policy in effect and applicable to the Participant at the time of such Transaction.

3.                                      SETTLEMENT OF RESTRICTED STOCK UNITS

Each Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate, heir or beneficiary, promptly following the applicable Vesting Date (but in no event later than 75 days following the Vesting Date); provided that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the shares of Common Stock.  The issuance of the shares of Common Stock hereunder may be affected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company.  Fractional shares will not be issued pursuant to the Award.

Notwithstanding the above, (i) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (ii) the Company may issue shares of Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, and (iii) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address administrative matters (which delay shall in no event extend beyond 75 days following the Vesting Date).

Dividend Equivalents shall be settled in cash at the same time, and upon the same conditions, if applicable, as the Vested Units to which they relate.

4.             RIGHTS AS STOCKHOLDER

Prior to any issuance of shares of Common Stock in settlement of the Award, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant’s account nor shall the Participant have any of the rights of a stockholder with respect to such shares. With the exception of Dividend Equivalents (which shall be settled, if at all, in the form of cash), pursuant to the terms hereof, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until shares of Common Stock are actually delivered to the Participant hereunder.

5.             TERMINATION OF SERVICE

Upon the date of the Participant’s termination of service for any reason, except as provided in this Section 5 or in any individual agreement between the Participant and the Company in effect at the time of termination of service, all Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  Dividend Equivalents shall be subject to the same treatment upon the Participant’s termination of service as the Vested Units or Unvested Units to which they relate. For purposes of the Award, “termination of service” means ceasing to serve as a non-employee director of the Company, except that service as a full-time employee of the Company and its Subsidiaries shall constitute continued service with respect to the Award.

A.                                    Upon the date of a termination of service as a result of the death of the Participant, subject to any individual agreement between the Participant and the Company in effect at the time of termination of service, the Award will vest in full and the Vested Units will be paid to the Participant’s estate, heir or beneficiary.

B.                                    Upon termination of service as a result of the Total and Permanent Disablement of any Participant, subject to any individual agreement between the Participant and the Company in effect at the time of termination of service, the Award will vest in full.

C.                                    Upon termination of service for Cause, all Vested Units and Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

6.             CONDITIONS AND RESTRICTIONS ON SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued in respect of Vested Units, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

At no time will the Participant have the right to require the Company to purchase from the Participant any Shares acquired by the Participant under the Award.  Any Shares acquired by such Participant under the Award may not be repurchased by the Company for a period of six (6) months following the date on which the Participant acquired such Shares pursuant to the Award.

7.             NON-TRANSFERABILITY OF AWARD

Unless otherwise provided by the Administrator, the Participant may not assign, transfer or pledge the Award, the shares of Common Stock subject thereto or any right or interest therein to anyone other than by will or the laws of descent and distribution.  The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.             THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Conditions and the Plan, the Plan controls.

The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

9.             LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in respect of Vested Units.

10.          NOT A CONTRACT FOR EMPLOYMENT

Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s service at any time for any reason.

11.          SECTION 409A

Notwithstanding any other provision of the Plan or these Standard Terms and Conditions, this Award is not intended to provide for a deferral of compensation within the meaning of Section 409A of the Code and is intended to qualify as a “short-term deferral” under Section 409A of the Code, and these Standard Terms and Conditions shall be construed or deemed to be amended as necessary to effect such intent.  Under no circumstances, however, shall the Company have any liability under the Plan or these Standard Terms and Conditions for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or these Standard Terms and Conditions, including any taxes, penalties or interest imposed under Section 409A of the Code.

12.          CLAWBACK POLICY

The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Company’s Clawback Policy as amended from time to time.  To the extent the Participant is subject to the Policy, the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

13.          NOTICES

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:

AECOM

515 South Flower Street, Suite 1050

Los Angeles, CA 90071-2201

Attention: Compensation Department

If to the Participant, to the address set forth below the Participant’s signature on the Term Sheet.

14.          SEPARABILITY

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

15.          HEADINGS

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

16.          FURTHER ASSURANCES

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

17.          BINDING EFFECT

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

18.          DISPUTES

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.  In the event the Participant or other holder of an Award believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant or other holder may request arbitration with respect to such decision in accordance with the terms of the Plan.  The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious.  This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Participant and any other holder hereby explicitly waive any right to judicial review.

19.          ELECTRONIC DELIVERY

The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting the Award, the Participant consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of service with the Company and thereafter until withdrawn in writing by the Participant.